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                                                              Exhibit 99 (a)(19)

Press Release

As of June 28th More Than 95% of Shares of Laboratorio Chile Tendered Into IVAX
                                     Offers

MIAMI--(BUSINESS WIRE)--June 29, 2001--IVAX Corporation (AMEX:IVX - news) said that as of close of business Thursday, June 28th, more than 95% of the shares, including shares represented by American Depositary Shares ("ADSs") of Laboratorio Chile S.A. (NYSE:LBC - news) had been tendered into its pending tender offers in the United States and in Chile. Both tender offers will expire at 12:00 midnight on Friday, June 29. IVAX strongly encourages all remaining holders of shares and/or ADSs to instruct their bank or broker to tender their shares and/or ADSs as soon as possible.

IVAX Corporation, headquartered in Miami, Florida, is engaged in the research, development, manufacturing, and marketing of branded and brand equivalent pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.

Except for the historical matters contained herein, statements in this press release are forward-looking. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect IVAX' business and prospects, including the risks that the shares may be withdrawn prior to the expiration date; that the remaining conditions for the successful completion of the tender offer for Laboratorio Chile may not be satisfied; that upon completion of the tender offer IVAX may not be able to integrate the operations of Laboratorio Chile without significant capital expenditures or other costs; that IVAX may not realize the anticipated benefits of the acquisition of Laboratorio Chile; that if the tender offer is completed that risks will arise from the operation of Laboratorio Chile; and other factors discussed in the Company's Annual Report on form 10K and other filings with the Securities and Exchange Commission.


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Contact:

   IVAX Corp., Miami
   Tabitha H. Licea, 305/575-6043
   Investor Relations
   http://www.ivax.com